Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports First-Quarter Fiscal 2014 Financial Results

Company Continues to Make Progress on Managed Services and Cross-Selling Initiatives

BILLERICA, MA, February 12, 2014 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the first quarter of fiscal year 2014 ended December 31, 2013.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.11 per share to shareholders of record February 27, 2014 payable March 11, 2014.

Management Comments
“We began fiscal 2014 with a solid quarter, reporting $21.3 million in revenue and $0.10 in earnings per diluted share,” said President and Chief Executive Office Victor Dellovo. “Across both of our operating segments we are executing well on our growth strategies.”
“At our Systems segment, we reported $1.1 million in royalty revenue related to the E-2D aircraft from Lockheed Martin to support the first phase of Full-Rate Production as well as spares for Lots three and four of Low Rate Initial Production,” continued Dellovo. “We expect to receive total royalty revenues related to five planes in FY 2014. The integration of our Myricom acquisition is progressing well, and during the first quarter we announced the addition of the first of several next-generation products in that business. We continue to be enthusiastic about the growth possibilities arising from Myricom, which for the first time provides our MultiComputer business with a base of customers in commercial growth markets. Myricom also offers the possibility of cross-selling opportunities with Modcomp.”

“At our Service and Systems Integration segment we continued to make progress toward both our cross-selling and managed services strategies,” said Dellovo. “Our UK business, which doubled revenue in the quarter, benefitted from our cross-selling strategy. In addition to other cross-selling opportunities, our sales team is working on selling our managed services offerings, which provides us with higher-margin recurring revenue. We continue to gain traction in this area.”

“Looking forward, we continue to expect that our financial results in fiscal 2014 will surpass that of fiscal 2013 both on the top and bottom lines. As we continue to execute on our growth strategies, we also are sharply focused on streamlining costs in order to enhance margins and improve our earnings performance,” concluded Dellovo.

Financial Results

For the first quarter of fiscal 2014, revenue increased 2% year over year to $21.3 million. Foreign exchange had a positive effect on revenue of $300,000 for the period.

Exhibit 99.1

Gross margin for the first quarter was 21% compared with 20% in the first quarter of fiscal 2013, primarily due to a higher mix of MultiComputer sales, including increased royalty revenues. Net income for the first quarter increased to $346,000, or $0.10 per diluted share, from net income of $115,000, or $0.03 per diluted share, in the first quarter of fiscal 2013. The increase was primarily due to a $462,000 bargain purchase gain, which is net of income taxes, related to the Myricom asset acquisition. The bargain purchase gain resulted because of the higher fair value of the acquired assets over the acquisition consideration. The gain was recognized against operating expenses on the acquisition date.
Cash and short-term investments decreased by $4.7 million to $13.9 million from fiscal year-end. This was largely due to an increase in accounts receivable because of large orders received at the end of the quarter for which we have now been paid. CSP’s cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both of its segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP’s website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP, Inc’s Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The company recently acquired Myricom, a pioneer in high performance computing interconnect technology. Founded in 1970, Modcomp, Inc. is part of CSPI’s Service and Systems Integration segment, and has offices in North American and Europe. Modcomp provides solutions and services for complex IT environments including disaster recovery, mobility, managed services, security, data center management, and collaboration. More information about CSP, Inc. is available at www.cspi.com.  To learn more about Myricom or Modcomp, Inc., please visit www.myricom.com and www.modcomp.com.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2013	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$13,942	$18,619
Accounts receivable, net	16,963	13,529
Inventories	6,599	4,791
Other current assets	4,767	3,979
Total current assets	42,271	40,918
Property, equipment and improvements, net	1,510	1,420
Other assets	5,097	4,887
Total assets	$48,878	$47,225

Liabilities and Shareholders’ Equity
Current liabilities	16,396	15,125
Pension and retirement plans	8,714	8,660
Deferred Income Taxes	103	—
Non-current liabilities	415	405
Total Liabilities	25,628	24,190
Shareholders’ equity	23,250	23,035
Total liabilities and shareholders’ equity	$48,878	$47,225

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,
	December 31, 2013	December 31, 2012
Sales:
Product	$14,749	$15,305
Service	6,583	5,565
Total sales	21,332	20,870

Cost of Sales:
Product	12,583	13,224
Service	4,078	3,469
Amortization of inventory step-up and intangibles	138	—
Total cost of sales	16,799	16,693

Gross profit	4,533	4,177

Operating expenses:
Engineering and development	635	444
Selling, general & administrative	4,020	3,560
Total operating expenses	4,655	4,004

Bargain purchase gain on acquisition	462	—

Operating income (loss)	340	173

Other income (expense), net	(26)	59

Income (loss) before income taxes	314	232
Income tax expense (benefit)	(32)	117

Net income (loss)	$346	$115

Net income (loss) attributable to common stockholders	$335	$113

Income (loss) per share - basic	$0.10	$0.03
Weighted average shares outstanding - basic	3,431	3,363

Income (loss) per share - diluted	$0.10	$0.03
Weighted average shares outstanding - diluted	3,474	3,407